As filed with the Securities and Exchange Commission on May 29, 2008.
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WHITNEY HOLDING CORPORATION
(Exact name of registrant as specified in its charter)
Louisiana
(State or other jurisdiction of incorporation or organization)
72-6017893
(I.R.S. Employer Identification No.)

228 St. Charles Avenue New Orleans, Louisiana (Address of Principal Executive Offices)	70130 (Zip Code)
Whitney National Bank Savings Plus Plan
(Full title of the plan)

Joseph S. Schwertz, Jr., Esq.	Copy to:
Corporate Secretary Whitney Holding Corporation 228 St. Charles Ave. New Orleans, LA 70130 (504) 586-3596 (Name, address and telephone number of agent for service)	John B. Shannon Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 (404) 881-7466
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of securities	Amount to	offering price	aggregate	Amount of
to be registered	be registered	per share	offering price	registration fee
Common Stock,	500,000 (2)	$23.08 (3)	$11,540,000 (3)	$453.53
no par value (1)

(1)	Pursuant to Rule 416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Whitney National Bank Savings Plus Plan (the “Plan”).

(2)	Amount to be registered consists of an aggregate of 500,000 shares to be issued under the Plan, including any additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(3)	Determined in accordance with Rule 457(h), the registration fee calculation for these shares is based on the average of the high and low prices of the Company’s common stock reported on The Nasdaq Stock Market on May 27, 2008.

PART I    INFORMATION REQUIRED IN THE 10(a) PROSPECTUS
     (a) The documents constituting Part I of this registration statement will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
     (b) Upon written or oral request, Whitney Holding Corporation (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Mrs. Shirley N. Fremin, Manager, Shareholder Relations, Whitney Holding Corporation, P.O. Box 61260, New Orleans, LA 70161-1260; telephone number (504) 586-3627 or toll free at (800) 347-7272, ext. 3627, or by sending an email to investor.relations@whitneybank.com.
PART II   INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2006;

(c)	All reports filed by the Company or the Plan pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2007;

(d)	The description of the Company’s common stock, no par value, contained in the Company’s Current Report on Form 8-K filed with the Commission on January 19, 1996; and

(e)	All other documents subsequently filed by the Company or the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.
     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Joseph S. Schwertz, Jr., who is providing the legal opinion attached as Exhibit 5.1 hereto, is employed by the Company as Corporate Secretary. Mr. Schwertz owns shares of the Company’s common stock, directly and as a participant in the Company’s employee benefit plans.
Item 6. Indemnification of Directors and Officers.
     Section 83 of the Louisiana Business Corporation Law (the “LBCL”) provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     The indemnification provisions of the LBCL are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.
     The Composite Charter and Bylaws of the Company provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of the Company to the full extent permitted by Louisiana law.
     The Company maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provision or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See the Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and
          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(Signatures on following page)

SIGNATURES
The Company. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New Orleans, state of Louisiana, on this 29th day of May, 2008.

WHITNEY HOLDING CORPORATION
By:	/s/ John C. Hope, III
John C. Hope, III
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Hope, III and Thomas L. Callicutt, Jr., and each or any one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURE	TITLE	DATE

/s/ John C. Hope, III John C. Hope, III	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 29, 2008
/s/ Thomas L. Callicutt, Jr. Thomas L. Callicutt, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 29, 2008
/s/ R. King Milling R. King Milling	Vice Chairman of the Board	May 29, 2008
/s/ John M. Turner, Jr. John M. Turner, Jr.	President and Director	May 29, 2008

SIGNATURE	TITLE	DATE
/s/ Joel B. Bullard, Jr. Joel B. Bullard, Jr.	Director	May 29, 2008
/s/ Angus R. Cooper II Angus R. Cooper II	Director	May 29, 2008
/s/ Richard B. Crowell Richard B. Crowell	Director	May 29, 2008
/s/ William A. Hines William A. Hines	Director	May 29, 2008
/s/ Alfred S. Lippman Alfred S. Lippman	Director	May 29, 2008
/s/ Michael L. Lomax Michael L. Lomax	Director	May 29, 2008
/s/ Eric J. Nickelsen Eric J. Nickelsen	Director	May 29, 2008
/s/ Kathryn M. Sullivan Kathryn M. Sullivan	Director	May 29, 2008
/s/ Dean E. Taylor Dean E. Taylor	Director	May 29, 2008
/s/ Thomas D. Westfeldt Thomas D. Westfeldt	Director	May 29, 2008
The Plan. Pursuant to the requirements of the Securities Act of 1933, the administrator of the Plan has duly caused this registration statement to be signed on the Plan’s behalf by the undersigned, thereunto duly authorized, in the city of New Orleans, state of Louisiana, on
May 29, 2008.

WHITNEY NATIONAL BANK SAVINGS PLUS PLAN
By:	/s/ Paul D. Bergeron
Paul D. Bergeron
Plan Administrator

EXHIBIT INDEX
TO
FORM S-8

4.1	Composite Charter (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000)

4.2	Bylaws (incorporated herein by reference to Exhibit 3.01 to the Company’s Current Report on Form 8-K filed on October 2, 2006)

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on signature page of this registration statement)
     In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K, the Company hereby undertakes that it has submitted the Whitney National Bank Savings Plus Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.